Exhibit 99.1

January 29, 2010

For Immediate Release

Darci Valentine

darci.valentine@adesa.com

317-249-4414

ADESA Complies with NAAA’s Recommendation

to Halt Sales of Certain Recalled Toyota Vehicles

Carmel, IN— ADESA today announced it is complying with the recommendation of the National Auto Auction Association (NAAA) to temporarily suspend sales of certain models of Toyota vehicles involved in a recall for sticking accelerator pedals.

“Toyota has been a long-standing customer, and we will work closely with Toyota’s management to resolve this issue,” said ADESA President and CEO Tom Caruso. “For the safety of our employees and our customers, we have instructed all of our auction locations throughout North America to halt the sales of the affected vehicles at this time.”

For a complete list of recalled vehicles, see Toyota’s Web site. Currently, a timeframe for resolving this recall has not been announced.

About ADESA

ADESA offers a full range of auction, reconditioning, logistical and other vehicle-related services to meet the remarketing needs of both its institutional and dealer customers. With 62 auction locations in the United States, Canada and Mexico, strategically located near metropolitan areas with a large concentration of used vehicle dealers, the company is well positioned to host physical and Internet auctions. ADESA LiveBlock simulcasts vehicles worldwide. ADESA DealerBlock offers two ways to buy: bid-now sales events or buy-now pricing 24/7. Through its related subsidiaries of AutoVIN® and PAR North America, it is also able to provide additional services including inspections, inventory audits and remarketing outsourcing solutions including a network of repossession agents, titling and auction sale representation. Visit ADESA.com for details.

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